Exhibit 99.1

1808 Swift Drive Oak Brook, Illinois 60523-1501 Phone: 630.586.8000 Fax: 630.586.8010 www.CenterPoint-Prop.com

AT THE COMPANY

Paige H. Gilchrist

Vice President, External Affairs

(630) 586-8101

For Immediate Release
Tuesday, January 27, 2006

CENTERPOINT PROPERTIES ANNOUNCES RECORD DATE
FOR SPECIAL SHAREHOLDER MEETING

Oak Brook, Illinois, January 27, 2006 –  CenterPoint Properties Trust (NYSE:CNT) announced today that the special shareholder meeting to consider a proposal to approve the previously announced merger with CalEast Industrial Investors LLC (“CalEast”) will be held at 1808 Swift Drive, Oak Brook, Illinois on Tuesday, March 7, 2006 at 2:00p.m., Central Standard Time. The Board of Trustees has fixed the close of business on February 2, 2006 as the record date for determining shareholders entitled to vote at the special meeting. A proxy statement containing information about the special meeting and the merger will be mailed to shareholders. Shareholders are urged to read the proxy statement when it becomes available.

About CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.4-billion-square-foot Chicago regional market. As of September 30, 2005, the Company owned approximately 38 million square feet and the Company and its affiliates owned or controlled an additional 3,053 acres of land upon which approximately 44.1 million square feet could be developed. The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure. The first major REIT to focus on the industrial property sector, CenterPoint has a total market capitalization of approximately $3.0 billion.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger of CenterPoint Properties Trust with CalEast Industrial Investors LLC, CenterPoint intends to file relevant materials with the SEC, including a proxy statement. INVESTORS AND SECURITY HOLDERS OF CENTERPOINT ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CENTERPOINT, CALEAST, AND THE MERGER. The proxy statement and other relevant materials (when they become available) and any other documents filed by CenterPoint with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by CenterPoint by contacting Paige Gilchrist, CenterPoint’s V.P., External Affairs at pgilchrist@cntprop.com or (630) 586-8101 or accessing CenterPoint’s website at http://www.centerpoint-prop.com. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

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Proxies may be solicited on behalf of CenterPoint by members of its Board of Trustees and executive officers. Information about such persons can be found in CenterPoint’s definitive proxy statement relating to its 2005 Annual Meeting of Shareholders, which was filed with the SEC on April 19, 2005 and may be obtained free of charge at the SEC’s website at http://www.sec.gov or at CenterPoint’s website at http://www.centerpoint-prop.com .

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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